Exhibit 99.1

FINAL: FOR RELEASE

NEW YORK & COMPANY, INC. ANNOUNCES 2016 THIRD QUARTER RESULTS AND INTRODUCES Q4 GUIDANCE

New York, New York — November 30, 2016 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 483 retail stores, today announced results for the third quarter ended October 29, 2016.

Gregory Scott, New York & Company’s CEO stated: “In the third quarter we delivered sales slightly below our expectations reflecting the difficult mall traffic environment, yet operating results met our guidance as we benefited from our focus on our five key strategic initiatives.  To this end, we were especially pleased to see strength across our key initiatives, which are best demonstrated in the ongoing growth of our Eva Mendes collection, increased participation in our private label credit card and loyalty programs, continued growth in our eCommerce channel, and continued progress toward our sourcing, product cost and expense savings goals. Combined, this led to operating results, which improved versus the prior year on a GAAP basis and in line with the prior year on a non-GAAP basis.

Mr. Scott, continued, “As we entered the early part of the fourth quarter we experienced softness in sales, however we were encouraged to see a significant improvement in the trends last week particularly in our eCommerce business, with a strong Black Friday and Cyber Monday.  We remain confident in our strategy and believe the continued implementation of our initiatives along with our solid inventory position has us poised to achieve profit growth in the final quarter of the year.”

Third Quarter Fiscal Year 2016 Results (13-weeks ended October 29, 2016 compared to the 13-weeks ended October 31, 2015):

•                  Net sales were $213.9 million, which included $3.1 million of royalty revenue from the new private label credit card agreement, as compared to $219.8 million in the prior year.

•                  Comparable store sales decreased 0.7% as an increase in the Company’s eCommerce business, combined with royalty and related revenue from its new private label credit card agreement were more than offset by sales declines in store locations.

•                  Gross profit as a percentage of net sales increased 90 basis points to 29.9% versus the fiscal year 2016 third quarter gross profit percentage of 29.0%. This increase reflects benefits from the new private label credit card agreement, product cost reductions and efficiencies from vendor negotiations related to the implementation of Project Excellence, partially offset by a 20 basis point decline in the leverage of buying and occupancy costs and increased shipping costs from the Company’s growing eCommerce business.

•                  Selling, general and administrative expenses were $66.1 million, as compared to $68.6 million in the prior year period. The decrease in selling, general, and administrative expenses on a GAAP basis reflects a significant reduction in performance-based compensation expense and the elimination of the non-operating charges incurred in the prior year’s third quarter, partially offset by an increase in marketing expense due to the shift in classification of private label credit card credits to revenue, and increased variable expenses associated with the growth in eCommerce sales. On a non-GAAP basis, selling, general and administrative expenses excluding non-operating legal accrual reductions of $0.5 million were $66.6 million. This compares to non-GAAP selling, general and administrative expenses of $66.3 million in the prior year adjusted for the exclusion of $2.3 million of non-operating charges due primarily to the settlement of a class action lawsuit.

•                  GAAP operating loss was $2.1 million, as compared to the prior year’s third quarter GAAP operating loss of $4.9 million. On a non-GAAP basis, excluding a $0.5 million non-operating benefit, adjusted operating loss was $2.6 million, compared to the prior year’s non-GAAP operating loss of $2.6 million, which excluded $2.3 million of non-operating charges.

•                  GAAP net loss for the third quarter of fiscal year 2016 was $2.5 million, or a loss of $0.04 per diluted share. This compares to the prior year’s GAAP net loss of $5.3 million, or a loss per diluted share of $0.08. On a non-GAAP basis, the Company’s third quarter 2016 adjusted net loss was $3.0 million, or a loss of $0.05 per diluted share. This compares to prior year’s third quarter, non-GAAP adjusted net loss of $3.0 million, or a loss of $0.05 per diluted share.

Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” in Exhibits 5 and 6 of this press release, which delineates the non-operating charges for the three and nine months ended October 29, 2016 and October 31, 2015, respectively. GAAP is defined as Generally Accepted Accounting Principles.

•                  Total quarter-end inventory decreased 4.0%, as compared to the end of last year’s third quarter, reflecting lower levels of on-hand inventory, partially offset by higher levels of inventory in transit.

•                  Capital spending for the third quarter of fiscal year 2016 was $4.1 million, as compared to $6.8 million in last year’s third quarter, primarily reflecting continued spend on real estate and the Company’s information technology infrastructure.

•                  The Company opened 1 New York & Company store and closed 3 New York & Company stores and 1 Outlet store during the third quarter, ending the third quarter with 483 stores, including 130 Outlet stores and 2.5 million selling square feet in operation.

•                  The Company ended the quarter with $54.0 million of cash on-hand and no outstanding borrowings under its revolving credit facility.  As previously disclosed, on January 10, 2017 the Company expects to receive $22.5 million of cash proceeds representing the second installment of the signing bonuses related to its new private label credit card agreement further increasing the Company’s cash balances.

Share Repurchase Activity:

•                  During the third quarter, the Company invested approximately $1.0 million of cash to repurchase 422,720 shares of its common stock. As of the end of the third quarter, the Company had approximately $4.0 million of total availability under the Company’s share repurchase program. Any future share repurchases will be funded using the Company’s available cash.

Outlook:

Regarding expectations for the fourth quarter of fiscal year 2016, the Company is providing the following guidance:

•                  Net sales are expected to decline in the low single-digit percentage range, reflecting decreased store count, partially offset by royalty and other revenue from the new private label credit card agreement and growth in the eCommerce business.

•                  Comparable store sales are expected to be flat to down slightly on a percentage basis.

•                  Gross margin is expected to be up by approximately 150 basis points to 250 basis points reflecting benefits from the Company’s new private label credit card agreement, reductions in product costs and agent expenses resulting from Project Excellence, and reductions in occupancy costs, partially offset by increased shipping costs associated with the growing omni-channel business.

•                  Selling, general and administrative expenses on a GAAP basis are expected to increase by 150 basis points to 250 basis points versus the prior year’s fourth quarter. This increase is primarily due to the following factors which were partially offset by the elimination of non-operating charges which occurred in the prior year:

•                  The shift in benefits from the Company’s new private label credit card agreement to revenue, as compared to the prior year which reflected these benefits as a reduction of marketing expense;

•                  The elimination of insurance credits and performance-based compensation accrual reversals which benefited the prior year by reducing the prior year’s expenses;

•                  Increases in selling expenses largely driven by increases in eCommerce variable costs; and

•                  Investments in digital marketing to drive incremental sales.

•                  Operating results on a GAAP basis for the fourth quarter of fiscal year 2016 are expected to be approximately breakeven.

Additional Outlook:

•                  Total inventory at the end of the fourth quarter is expected to be approximately flat to the prior year fourth quarter.

•                  Capital expenditures for the fourth quarter of fiscal year 2016 are projected to be between $7 million and $8 million, as compared to $5.8 million of capital expenditures in the fourth quarter of last year.

•                  Depreciation expense for the fourth quarter of fiscal year 2016 is estimated to be approximately $6 million.

•                  The Company plans to end the full fiscal year 2016 having opened 2 New York & Company stores, converted 50 New York & Company stores to Outlet stores, remodeled/refreshed 22 existing stores and closed 21 New York & Company stores and 7 Outlet stores, ending the fiscal year with roughly 464 stores, including 124 Outlet stores, and approximately 2.4 million selling square feet.

Comparable Store Sales:

A store is included in the comparable store sales calculation after it has completed 13 full fiscal months of operations from the store’s opening date or once it has been reopened after remodeling if the gross square footage did not change by more than 20%. Sales from the Company’s eCommerce store and private label credit card royalties and related revenue are included in comparable store sales.

Conference Call Information

A conference call to discuss third quarter of fiscal year 2016 results is scheduled for today, Wednesday, November 30, 2016 at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 723-9522 and reference conference ID number 9344646 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.nyandcompany.com. A replay of this call will be available at 7:30 p.m. Eastern Time on November 30, 2016 until 11:59 p.m. Eastern Time on December 7, 2016 and can be accessed by dialing (877) 870-5176 and entering conference ID number 9344646.

About New York & Company

New York & Company, Inc. is a specialty retailer of women’s fashion apparel and accessories, and the modern wear-to-work destination for women, providing fashion that is feminine, polished, on-trend and versatile. New York & Company, Inc. helps its customers feel confident, put-together, attractive and stylish by providing affordable fashion. The Company’s proprietary branded New York & Company® merchandise is sold through its national network of retail stores and online at www.nyandcompany.com. The Company operates 483 stores in 41 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Investor Contact:

ICR, Inc.

(203) 682-8200

Investor: Allison Malkin

Forward-looking Statements

This press release contains certain forward-looking statements, including statements made within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies. Such statements, including information under “Outlook” and “Additional Outlook” above, are subject to various risks and uncertainties that could cause actual results to differ materially. These include, but are not limited to: (i) market conditions impacting the Company’s stock; (ii) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (iii) changes in the cost of raw materials, distribution services or labor; (iv) the potential for current economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (v) the Company’s ability to open and operate stores successfully; (vi) the Company’s ability to fully recognize the potential savings identified through Project Excellence; (vii) seasonal fluctuations in the Company’s business; (viii) the Company’s ability to anticipate and respond to fashion trends; (ix) the Company’s dependence on mall traffic for its sales; (x) competition in the Company’s market, including promotional and pricing competition; (xi) the Company’s ability to retain, recruit and train key personnel; (xii) the Company’s reliance on third parties to manage some aspects of its business; (xiii) the Company’s reliance on foreign sources of production; (xiv) the Company’s ability to protect its trademarks and other intellectual property rights; (xv) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xvi) the effects of government regulation; (xvii) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xviii) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Three months ended October 29, 2016	% of net sales	Three months ended October 31, 2015	% of net sales
Net sales	$213,901	100.0%	$219,750	100.0%

Cost of goods sold, buying and occupancy costs	149,917	70.1%	156,055	71.0%

Gross profit	63,984	29.9%	63,695	29.0%

Selling, general and administrative expenses	66,087	30.9%	68,612	31.2%

Operating loss	(2,103)	(1.0)%	(4,917)	(2.2)%

Interest expense, net of interest income	320	0.1%	325	0.1%

Loss before income taxes	(2,423)	(1.1)%	(5,242)	(2.3)%

Provision for income taxes	109	0.1%	94	0.1%

Net loss	$(2,532)	(1.2)%	$(5,336)	(2.4)%

Basic loss per share	$(0.04)		$(0.08)

Diluted loss per share	$(0.04)		$(0.08)

Weighted average shares outstanding:
Basic shares of common stock	63,459		63,224
Diluted shares of common stock	63,459		63,224

Selected operating data:
(Dollars in thousands, except square foot data)
Comparable store sales (decrease) increase	(0.7)%	4.9%
Net sales per average selling square foot (a)(d)	$86	$85
Net sales per average store (b)(d)	$442	$434
Average selling square footage per store (c)	5,113	5,117
Ending store count	483	508

(a)  Net sales per average selling square foot is defined as net sales divided by the average of beginning and monthly end of period selling square feet.

(b)  Net sales per average store is defined as net sales divided by the average of beginning and monthly end of period number of stores.

(c)  Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

(d)  Effective first quarter of fiscal year 2016, the Company transitioned to a monthly average calculation from a two-point average calculation. Prior period metrics have been restated resulting in an immaterial impact.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Nine months ended October 29, 2016	% of net sales	Nine months ended October 31, 2015	% of net sales
Net sales	$662,758	100.0%	$678,836	100.0%

Cost of goods sold, buying and occupancy costs	471,837	71.2%	483,761	71.3%

Gross profit	190,921	28.8%	195,075	28.7%

Selling, general and administrative expenses	197,082	29.7%	203,802	30.0%

Operating loss	(6,161)	(0.9)%	(8,727)	(1.3)%

Interest expense, net of interest income	925	0.1%	923	0.1%

Loss before income taxes	(7,086)	(1.0)%	(9,650)	(1.4)%

Provision for income taxes	217	0.1%	503	0.1%

Net loss	$(7,303)	(1.1)%	$(10,153)	(1.5)%

Basic loss per share	$(0.12)		$(0.16)

Diluted loss per share	$(0.12)		$(0.16)

Weighted average shares outstanding:
Basic shares of common stock	63,399		63,127
Diluted shares of common stock	63,399		63,127

Selected operating data:
(Dollars in thousands, except square foot data)
Comparable store sales (decrease) increase	(0.9)%	3.5%
Net sales per average selling square foot (a)(d)	$266	$262
Net sales per average store (b)(d)	$1,361	$1,347
Average selling square footage per store (c)	5,113	5,117

(a)  Net sales per average selling square foot is defined as net sales divided by the average of beginning and monthly end of period selling square feet.

(b)  Net sales per average store is defined as net sales divided by the average of beginning and monthly end of period number of stores.

(c)  Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

(d)  Effective first quarter of fiscal year 2016, the Company transitioned to a monthly average calculation from a two-point average calculation. Prior period metrics have been restated resulting in an immaterial impact.

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	October 29, 2016	January 30, 2016*	October 31, 2015
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$54,012	$61,432	$44,980
Restricted cash	—	—	1,509
Accounts receivable	37,076	8,208	12,630
Income taxes receivable	47	47	73
Inventories, net	123,819	87,777	129,006
Prepaid expenses	18,790	19,442	19,669
Other current assets	1,226	858	1,335
Total current assets	234,970	177,764	209,202

Property and equipment, net	88,703	88,831	87,412
Intangible assets	14,879	14,879	14,879
Deferred income taxes (a)	—	—	6,316
Other assets	2,026	1,986	1,505
Total assets	$340,578	$283,460	$319,314
Liabilities and stockholders’ equity
Current liabilities:
Current portion—long-term debt	$841	$841	$840
Accounts payable	109,586	82,225	107,139
Accrued expenses	54,584	52,424	54,871
Income taxes payable	149	239	599
Deferred income taxes (a)	—	—	6,316
Total current liabilities	165,160	135,729	169,765

Long-term debt, net of current portion	11,695	12,326	12,537
Deferred rent	31,211	34,351	37,791
Other liabilities	44,145	7,283	6,996
Total liabilities	252,211	189,689	227,089

Total stockholders’ equity	88,367	93,771	92,225
Total liabilities and stockholders’ equity	$340,578	$283,460	$319,314

*                 Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2016.

(a)  In November 2015, the Financial Accounting Standards Board issued Accounting Standards Update 2015-17, “Balance Sheet Classification of Deferred Taxes” (“ASU 2015-17”), which requires an entity to classify deferred tax liabilities and assets, and any related valuation allowance, as non-current within a classified statement of financial position. On January 30, 2016, the Company adopted ASU 2015-17 prospectively. The Company’s net deferred tax assets are netted against a full valuation allowance. Prior periods were not retrospectively adjusted. The Company continues to maintain a valuation allowance against its deferred tax assets until the Company believes it is more likely than not that these assets will be realized in the future.

Exhibit (4)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)	Nine months ended October 29, 2016	Nine months ended October 31, 2015

Operating activities
Net loss	$(7,303)	$(10,153)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	17,291	18,590
Loss from impairment charges	271	287
Amortization of deferred financing costs	142	154
Share-based compensation expense	2,720	2,948
Changes in operating assets and liabilities:
Accounts receivable	(28,868)	(5,224)
Income taxes receivable	—	26
Inventories, net	(36,042)	(35,215)
Prepaid expenses	652	912
Accounts payable	27,361	20,658
Accrued expenses	1,330	2,256
Income taxes payable	(90)	(111)
Deferred rent	(3,140)	2,622
Other assets and liabilities	34,199	198
Net cash provided by (used in) operating activities	8,523	(2,052)

Investing activities
Capital expenditures	(13,332)	(20,835)
Insurance recoveries	—	146
Net cash used in investing activities	(13,332)	(20,689)

Financing activities
Repayment of long-term debt	(750)	(750)
Payment of financing costs	—	(161)
Purchase of treasury stock	(909)	—
Proceeds from exercise of stock options	120	16
Shares withheld for payment of employee payroll taxes	(312)	(267)
Principal payments on capital lease obligations	(760)	(410)
Net cash used in financing activities	(2,611)	(1,572)

Net decrease in cash and cash equivalents	(7,420)	(24,313)
Cash and cash equivalents at beginning of period	61,432	69,293
Cash and cash equivalents at end of period	$54,012	$44,980
Supplementary non-cash investing activities
Non-cash capital lease transactions	$4,102	$1,080

Exhibit (5)

New York & Company, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

A reconciliation of the Company’s GAAP to non-GAAP selling, general, and administrative expenses, operating loss, net loss and loss per diluted share for the three months ended October 29, 2016 and October 31, 2015 is indicated below. This information reflects, on a non-GAAP basis, the Company’s adjusted operating results after excluding certain non-operating charges. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses that the Company believes are not indicative of the Company’s continuing operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP.

	Three months ended October 29, 2016
(Amounts in thousands, except per share amounts)	Selling, general and administrative expenses	Operating loss	Net loss	Loss per diluted share

GAAP as reported	$66,087	$(2,103)	$(2,532)	$(0.04)
Adjustments affecting comparability
Legal accrual reversal	(473)	(473)	(473)
Total adjustments (1)	(473)	(473)	(473)	(0.01)
Non-GAAP as adjusted	$66,560	$(2,576)	$(3,005)	$(0.05)

	Three months ended October 31, 2015
(Amounts in thousands, except per share amounts)	Selling, general and administrative expenses	Operating loss	Net loss	Loss per diluted share

GAAP as reported	$68,612	$(4,917)	$(5,336)	$(0.08)
Adjustments affecting comparability
Consulting expense — Project Excellence	77	77	77
Net reduction of certain severance expenses	(7)	(7)	(7)
Moving expenses for new headquarters	12	12	12
Legal expense	2,211	2,211	2,211
Total adjustments (1)	2,293	2,293	2,293	0.03
Non-GAAP as adjusted	$66,319	$(2,624)	$(3,043)	$(0.05)

(1)  The tax effect of $0.5 million expense reduction and $2.3 million of expenses, during the three months ended October 29, 2016 and October 31, 2015, respectively, is offset by a full valuation allowance against deferred tax assets.

Exhibit (6)

New York & Company, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

A reconciliation of the Company’s GAAP to non-GAAP selling, general, and administrative expenses, operating loss, net loss and loss per diluted share for the nine months ended October 29, 2016 and October 31, 2015 is indicated below. This information reflects, on a non-GAAP basis, the Company’s adjusted operating results after excluding certain non-operating charges. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses that the Company believes are not indicative of the Company’s continuing operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP.

	Nine months ended October 29, 2016
(Amounts in thousands, except per share amounts)	Selling, general and administrative expenses	Operating loss	Net loss	Loss per diluted share

GAAP as reported	$197,082	$(6,161)	$(7,303)	$(0.12)
Adjustments affecting comparability
Legal accrual reversal	(473)	(473)	(473)
Total adjustments (1)	(473)	(473)	(473)	—
Non-GAAP as adjusted	$197,555	$(6,634)	$(7,776)	$(0.12)

	Nine months ended October 31, 2015
(Amounts in thousands, except per share amounts)	Selling, general and administrative expenses	Operating loss	Net loss	Loss per diluted share

GAAP as reported	$203,802	$(8,727)	$(10,153)	$(0.16)
Adjustments affecting comparability
Consulting expense — Project Excellence	3,105	3,105	3,105
Certain severance expenses	1,577	1,577	1,577
Net reduction of moving expenses for new headquarters	(104)	(104)	(104)
Legal expense	2,597	2,597	2,597
Total adjustments (1)	7,175	7,175	7,175	0.11
Non-GAAP as adjusted	$196,627	$(1,552)	$(2,978)	$(0.05)

(1)  The tax effect of $0.5 million expense reduction and $7.2 million of expenses, during the nine months ended October 29, 2016 and October 31, 2015, respectively, is offset by a full valuation allowance against deferred tax assets.